Exhibit 99.1

FOR IMMEDIATE RELEASE

Rockdale Resources acquires a 15% of the Twin Lakes San Andres Unit in Chaves County, New Mexico Oil Field

Houston, Texas, November 9, 2015 (Marketwire) -- Rockdale Resources Corporation (OTCQB: BBLS), (“Rockdale" or “Company”) is pleased to announce that it has acquired a 15% undivided Working Interest (“WI”) in the Twin Lakes San Andres Unit (“TLSAU” or “Twin Lakes Unit”) located in Chaves County, New Mexico. The Company acquired the interest from Blue Sky NM, Inc. ("BSNM") and assumes control of operations on November 15, 2015.

The total purchase price was $196,875, of which the Company has paid $50,000 in cash and executed a promissory note for the remaining balance. The note is due on or before December 31, 2015 and is secured by 1,000,000 shares of restricted common stock of the Company.

TLSAU is 45 miles from Roswell, New Mexico and consists of 4,864 acres with 130 wells of which only 6 are currently online. The last independent reserve report prepared on November 3, 2013 by American Energy Advisors, Inc., reflects approximately 2.8 million barrels of proven oil reserves remaining for the 100% working interest.

“With the acquisition of interest in the Twin Lakes Unit, the Company increases its proven oil portfolio and gains operating control of a producing oilfield with tremendous upside in a prolific oil producing area of New Mexico,” said Zel C. Khan, President and CEO, “The current economic conditions are allowing for greater opportunity for acquisition and development of mature oil fields.”

Rockdale has also purchased a Promissory Note (the “Note”) with a face value of $1.3 million from BSNM who had previously purchased the note from the Trustee appointed by the United States Bankruptcy Court for the district of New Mexico, in connection with the Bankruptcy of Orbit Petroleum, Inc.  This Note is secured by a significant amount of surface equipment and several mineral leases, including the TLSAU lease noted above. The Note was purchased for total consideration of six (6) million shares of Rockdale restricted common stock. The Company will attempt to collect proceeds due under the Note with the sale of equipment, of which there can be no assurance.

About Rockdale Resources Corporation

Rockdale Resources Corporation is a domestic oil exploration and production company, which focuses on new and existing oil wells in established areas of oil production by using state-of-the-art technology to optimize production and identify areas with the greatest potential. The Company has now established operations in Oklahoma and Texas. Rockdale Resources Corporation’s corporate offices are located in Houston, Texas.

Forward-looking Statements

Certain information in this press release constitutes forward-looking statements within the meaning of applicable securities laws, including, but not limited to, statements regarding well production, use of proceeds, future drilling, operating expenses, and additional funding.  Any statement that does not contain a historical fact may be deemed to be a forward-looking statement.   In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms, or other comparable terminology, although not all forward-looking statements contain such identifying words. Forward-looking statements are only predictions based on current expectations and projections about future events.

Forward-looking statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Such assumptions, risks, and uncertainties include, among others, those associated with the entry into a definitive purchase agreement with SPL, the cost of the acquisition and Rockdale’s ability to fund the transaction and other related costs; the failure to consummate or delays in consummating the proposed transaction; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; Rockdale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; the ability of Rockdale to effectively integrate the assets acquired; the diversion of management time on transaction-related issues; exploration activities; oil and gas production; marketing and transportation; costs of operations; loss of markets; volatility of oil and gas prices; imprecision of reserve and future production estimates; environmental risks; competition; inability to access sufficient capital from internal and external sources; general economic conditions; litigation; and changes in regulation and legislation.  Readers are cautioned that the foregoing list is not exhaustive. In addition to the above, there are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in Rockdale’s most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission (“SEC”). Rockdale’s forward-looking statements are based on assumptions that Rockdale believes to be reasonable but that may not prove to be accurate. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional information on these and other factors that could affect Rockdale’s ability to complete the proposed transaction, the outcome of such transaction, Rockdale’s operations and financial results is available by contacting Rockdale or reviewing Rockdale’s SEC filings at www.sec.gov.  Furthermore, the forward-looking statements contained in this press release are made as of the date of this press release, and Rockdale does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by applicable law.

Contact: Leo Womack, Rockdale Resources Corporation

info@rockdaleresources.com

SOURCE Rockdale Resources Corporation

Web Site: http://www.rockdaleresources.com